Exhibit 99.1

Venaxis Receives FDA “Not Substantially Equivalent” Response on APPY1 510(k) Submission

CASTLE ROCK, Colo., January 29, 2015 /PRNewswire/ -- Venaxis, Inc.\ (Nasdaq: APPY), an in vitro diagnostic company focused on advancing commercialization of its CE Marked APPY1™ Test, a rapid blood test for aiding in identifying children, adolescent, and young adult patients in the emergency room who are at low risk for appendicitis, today announced the United States Food and Drug Administration (“FDA”) has determined that the APPY1 Test does not meet the criteria for substantial equivalence based upon data and information submitted by Venaxis in its 510(k) submission.
Steve Lundy, President and CEO of Venaxis, stated, “This FDA decision is very disappointing.  The FDA provided us with a comprehensive description of the issues that led to its decision.  We are in the process of reviewing all aspects of the FDA letter communication and evaluating, with our advisors, alternatives available to us.  Such alternatives include continuing to seek U.S. regulatory approval for APPY1, exploring study protocols to address matters identified by the FDA, assessing the acceleration of our APPY2 next generation product and pursuing our commercial advances being made in Europe.  We believe that the strong clinical trial results we achieved and the additional clinical utility information we provided to the FDA in responses to its requests for additional information were compelling, and we intend to continue to work with the FDA to advance the progress of a blood-based diagnostic test to assist in the evaluation of appendicitis.”

About Venaxis, Inc.
Venaxis, Inc. is an in vitro diagnostic company focused on the clinical development and commercialization of its CE Marked APPY1 Test, the Company’s rapid blood based test for appendicitis. This unique appendicitis test has projected high sensitivity and negative predictive value and is being developed to aid in the identification of patients at low probability for acute appendicitis, allowing for more conservative patient management. The APPY1 Test is being developed initially for pediatric, adolescent, and young adult patients with abdominal pain, as this population is at the highest risk for appendicitis and has the highest risk of long-term health effects associated with CT imaging. While FDA clearance was being sought, a limited commercial launch for the APPY1 Test is ongoing in select European countries. For more information, visit www.venaxis.com.
Forward-Looking Statements
This press release includes "forward-looking statements" of Venaxis, Inc. (“Venaxis”) as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that Venaxis believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors Venaxis believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Venaxis. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to  maintain CE Marking, cost effectively manufacture and generate revenues from the APPY1 Test at a profitable price point, execute agreements required to successfully advance the company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, Venaxis does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in Venaxis’ recent filings with the SEC, including its Form 10-K for the year ended December 31, 2013, filed with the SEC on March 28, 2014.
Venaxis and APPY1 are registered trademarks and APPYAnalytics is a trademark of Venaxis, Inc.
Contact – Jed Mahan, jmahan@venaxis.com; (303) 794-2000 Ext. 255